EXHIBIT 4

SECOND AMENDMENT TO RIGHTS AGREEMENT

This Second Amendment to Rights Agreement (this “Amendment”), effective as of October 13, 2005, by and between Vintage Petroleum, Inc., a Delaware corporation (the “Corporation”), and Mellon Investor Services LLC (formerly known as ChaseMellon Shareholder Services, L.L.C.), a New Jersey limited liability corporation, as Rights Agent (the “Rights Agent”), further amends that certain Rights Agreement dated as of March 16, 1999, by and between the Corporation and the Rights Agent, as amended by the Corporation and the Rights Agent as of April 3, 2002 (as so amended, the “Rights Agreement”). Unless otherwise defined herein, capitalized terms used in this Amendment shall have the meanings ascribed to them in the Rights Agreement.

WHEREAS, the Corporation’s Board of Directors has approved, and the Corporation intends to execute an Agreement and Plan of Merger (as amended, supplemented, modified or replaced from time to time, the “Merger Agreement”), to be dated as of October 13, 2005, by and among the Corporation, Occidental Petroleum Corporation, a Delaware corporation (“Parent”), and Occidental Transaction 1, LLC, a Delaware limited liability company and wholly-owned subsidiary of Parent (“Merger Sub”), pursuant to which the Corporation will be merged with and into the Merger Sub and the separate corporate existence of the Corporation shall thereupon cease (the “Merger”);

WHEREAS, the Board of Directors of the Corporation has determined that the Merger Agreement and the terms and conditions set forth therein and the transactions contemplated thereby, including, without limitation, the Merger, are advisable;

WHEREAS, the Board of Directors of the Corporation has determined, in connection with its contemplation of the Merger Agreement, that an amendment to the Rights Agreement as set forth herein is necessary to exempt the Merger Agreement and the transactions contemplated thereby, including without limitation the Merger, from the application of the Rights Agreement as set forth in this Amendment and such amendment is in the best interests of the Corporation and its stockholders;

WHEREAS, pursuant to Section 27 of the Rights Agreement, the Corporation may, prior to the Distribution Date, amend the Rights Agreement without the approval of any holders of Rights to make any provisions with respect to the Rights which the Corporation deems necessary or desirable; and

WHEREAS, the Distribution Date has not yet occurred as of the date hereof.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, the Corporation and the Rights Agent hereby agree as follows:

1. Definitions; References. All capitalized terms used herein, unless otherwise defined herein, shall have the meanings given them in the Rights Agreement, and each reference in the Rights Agreement to “this Agreement,” “hereof,” “herein,” “hereunder” or “hereby” and each other similar reference shall be deemed to refer to the Rights Agreement as amended hereby. All references to the Rights Agreement in any other agreement between or among any of the parties hereto relating to the transactions contemplated by the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

2. Amendments.

(a) Second Paragraph. The second paragraph of the Rights Agreement is hereby amended by adding “, the Termination Date” immediately after “Redemption Date” in both places where that defined term appears in such paragraph.

(b) Section 1.

(i) Section 1 of the Rights Agreement is hereby amended to add the following definitions in the appropriate alphabetical locations:

“Merger” shall mean the “Merger” as such term is defined in the Merger Agreement.

“Merger Agreement” shall mean the Agreement and Plan of Merger, dated as of October 13, 2005, by and between the Corporation, Parent and Merger Sub, as it may be amended, supplemented, modified or replaced from time to time.

“Merger Sub” shall mean Occidental Transaction 1, LLC, a Delaware limited liability company and a direct wholly owned subsidiary of Parent, into which the Corporation will merge pursuant to the Merger Agreement.

“Parent” means Occidental Petroleum Corporation, a Delaware corporation.

“Termination Date” shall have the meaning set forth in Section 7(a) hereof.

(ii) The definition of “Acquiring Person” in Section 1 of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, neither Parent or Merger Sub nor any of their Affiliates or Associates shall be deemed to be an Acquiring Person solely by virtue of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, or (iii) the consummation of any other transaction specifically contemplated by the Merger Agreement.”

(c) Section 3.

(i) Section 3(a) of the Rights Agreement is hereby amended by adding the following sentence at the end thereof:

“Notwithstanding anything in this Agreement to the contrary, a Distribution Date shall not be deemed to have occurred solely as a result of (i) the execution and delivery of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction specifically contemplated by the Merger Agreement, or (iv) the public announcement of any of the foregoing.”

(ii) Each of Sections 3(b), 3(c) and 3(d) of the Rights Agreement is hereby amended by adding “, the Termination Date” immediately after “Redemption Date” in each place where that defined term appears in such sections.

(iii) Section 3(d) of the Rights Agreement is hereby amended to change the legend contained therein to read in its entirety as follows:

“This certificate also evidences and entitles the holder hereof to certain Rights as set forth in a Rights Agreement between Vintage Petroleum, Inc., and Mellon Investor Services LLC, dated as of March 16, 1999, as amended by the First Amendment to Rights Agreement dated as of April 3, 2002 and by the Second Amendment to the Rights Agreement dated as of October 13, 2005, and as the same may be further amended from time to time (as so amended, the “Rights Agreement”), the terms of which are hereby incorporated herein by reference and a copy of which is on file at the principal executive offices of Vintage Petroleum, Inc. Under certain circumstances, as set forth in the Rights Agreement, such Rights will be evidenced by separate certificates and will no longer be evidenced by this certificate, may be redeemed or exchanged or may terminate or expire. Vintage Petroleum, Inc., will mail to the holder of this certificate a copy of the Rights Agreement without charge after receipt of a written request therefor. As set forth in the Rights Agreement, Rights issued to, or held by, any Person who is, was or becomes an Acquiring Person or an Affiliate or Associate thereof (as such terms are defined in the Rights Agreement) and certain related Persons, whether currently held by or on behalf of such Person or by any subsequent holder, may become null and void.”

(iv) Section 3 of the Rights Agreement is hereby amended to add the following sentence at the end thereof as a new Section 3(e):

“(e) Nothing in this Agreement shall be construed to give any holder of Rights or any other Person any legal or equitable rights, remedies or claims under this Agreement, including without limitation under Section 11 hereof, by virtue of (i) the approval, execution, delivery or performance of the Merger Agreement, (ii) the consummation of the Merger, (iii) the consummation of any other transaction contemplated by the Merger Agreement, or (iv) the public announcement of any of the foregoing.”

(d) Section 6. Section 6(a) of the Rights Agreement is hereby amended by adding “, the Termination Date” immediately after “Redemption Date” in the first sentence of such section.

(e) Section 7. Section 7(a) of the Rights Agreement is hereby amended and restated in its entirety as follows:

“(a) Subject to Section 7(e) hereof, the registered holder of any Right Certificate may exercise the Rights evidenced thereby (except as otherwise provided herein) in whole or in part at any time after the Distribution Date upon surrender of the Right Certificate, with the form of election to purchase and the certificate on the reverse side thereof duly executed, to the Rights Agent at the office of the Rights Agent, together with payment (in lawful money of the United States of America by certified check or bank draft payable to the order of the Corporation) of the aggregate Purchase Price for the total number of one one-thousandths of a Preferred Share (or other securities, as the case may be) as to which such surrendered Rights are exercised, and an amount equal to any applicable transfer tax, at or prior to the earliest of (i) the Close of Business on April 5, 2009 (the “Final Expiration Date”), (ii) the time at which the Rights are redeemed as provided in Section 23 hereof (the “Redemption Date”), (iii) the time at which the Rights are terminated as provided in Section 23 hereof (the “Termination Date”), or (iv) the time at which the Rights are exchanged as provided in Section 24 hereof.”

(f) Section 23. Section 23 of the Rights Agreement is hereby amended to add the following sentence at the end thereof as a new Section 23(d):

“(d) Immediately prior to the Effective Time (as defined in the Merger Agreement) and without any further action or notice, (i) the Rights Agreement shall terminate and shall be of no further force or effect (except with regard to Section 18 of the Rights Agreement), (ii) none of the parties to the Rights Agreement shall have any rights, obligations or liabilities under the Rights Agreement, provided, however, the rights, obligations or liabilities of the parties set forth in Section 18 of the Rights Agreement shall survive, and (iii) each Right shall terminate (and become null and void) and the holders of the Rights shall not be entitled to any benefits, rights or other interests under the Rights Agreement, including without limitation the right to purchase or otherwise acquire the Preferred Shares or any other securities of the Corporation. The Corporation shall provide the Rights Agent with written notice of the Effective Time, and the Rights Agent shall be deemed to have no knowledge of the Effective Time until it receives such notice.”

(g) Exhibit B.

(i) The legend at the top of the front of the form of Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended by adding “, TERMINATED” immediately after “REDEEMED” in the first sentence of such legend.

(ii) The seventh full paragraph of the Rights Certificate attached as Exhibit B to the Rights Agreement is hereby amended and restated in its entirety as follows:

“Subject to the provisions of the Rights Agreement, the Rights evidenced by this Certificate (i) may be redeemed by the Corporation at a redemption price of $.01 per Right (subject to adjustment as provided in the Rights Agreement) payable either in cash or the Corporation’s Common Shares, par value $.005 per share, (ii) are subject to being terminated and becoming null and void, or (iii) may be exchanged in whole or part for Common Shares or Preferred Shares.”

(h) Exhibit C.

(i) The last sentence of the first paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“The description and terms of the rights are set forth in a Rights Agreement, dated as of March 16, 1999, between the Corporation and Mellon Investors Services LLC, as Rights Agent, as amended by the First and Second Amendments to Rights Agreement dated as of April 3, 2002, and October 13, 2005, respectively, and as the same may be further amended from time to time (as so amended, the “Rights Agreement”).”

(ii) The last paragraph of the Summary of Rights to Purchase Preferred Shares set forth in Exhibit C to the Rights Agreement is hereby amended and restated in its entirety to read as follows:

“A copy of the Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Corporation’s Registration Statement on Form 8-A dated March 22, 1999. A copy of the First Amendment to Rights Agreement has been filed with the Securities and Exchange Commission as an Exhibit to the Corporation’s Amendment No. 1 to Registration Statement on Form 8-A/A dated April 3, 2002. A copy of the Second Amendment to Rights Agreement has been filed with the

Securities and Exchange Commission as an Exhibit to the Corporation’s Amendment No. 2 to Registration Statement on Form 8-A/A dated on or about October 17, 2005. A copy of the Rights Agreement and the First and Second Amendments thereto is available free of charge from the Corporation. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement and the First and Second Amendments thereto, which are hereby incorporated herein by reference.”

3. Miscellaneous Provisions.

(a) Effective Date of Amendment. This Amendment shall be deemed effective as of the date first written above, as if executed on such date.

(b) Effect of Amendment. Except as expressly set forth herein, the Rights Agreement shall not, by implication or otherwise, be supplemented or amended by virtue of this Amendment, but shall remain in full force and effect, as amended hereby. This Amendment shall be construed in accordance with and as a part of the Rights Agreement, and all terms, conditions, representations, warranties, covenants and agreements set forth in the Rights Agreement and each other instrument or agreement referred to therein, except as herein amended, are hereby ratified and confirmed.

(c) Waiver of Notice. Except as set forth in this Amendment, the Rights Agent and the Corporation hereby waive any notice requirement with respect to each other under the Rights Agreement, if any, pertaining to the matters covered by this Amendment.

(d) Severability. If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction or other authority to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

(e) Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the law of such State applicable to contracts to be made and performed entirely within such State.

(f) Counterparts. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

(g) Descriptive Headings. Descriptive headings of the several Sections of this Amendment are inserted for convenience only and shall not control or affect the meaning or construction of any of the provisions of this Amendment.

(h) Existing Terms. The existing terms and conditions of the Rights Agreement shall remain in full force and effect except as such terms and conditions are specifically amended or conflict with the terms of this Amendment.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be duly executed by their respective authorized officers, all as of the day and year first above written.

VINTAGE PETROLEUM, INC.

By:	/s/ William C. Barnes
Name: William C. Barnes
Title: Executive Vice President

MELLON INVESTOR SERVICES LLC

By:	/s/ Deanna Akin
Name: Deanna Akin
Title: Client Relationship Executive